EXHIBIT 99.1

Mikojo, Inc. Completes Merger with Delaware Subsidiary

FOSTER CITY, CA., September 16, 2009 – Mikojo Incorporated (OTCBB: MKJI), an Internet search engine company that develops and deploys innovative advanced information search products for consumer and enterprise solutions, announced today that it had completed the final phase of its merger with LG Holding Corporation which was previously announced on July 29, 2009.  On September 11, 2009, LG Holding Corporation, a Colorado corporation, merged with and into Mikojo Incorporated, a Delaware corporation, with Mikojo Incorporated being the surviving entity.  As a result, the surviving company, headquartered in Foster City, California, with offices in Los Angeles and Australia, will be a Delaware corporation operating solely under the name Mikojo Incorporated.  FINRA has assigned Mikojo Incorporated a new symbol “MKJI”.  The shares will continue to be traded on the OTCBB.  Effective September 11, 2009, the Company’s shares no longer traded under the prior symbol, LGHG.

 “We are pleased that Mikojo will now have additional name recognition in the market which will support our strategic initiatives to build shareholder value”, commented James Cates, Mikojo’s President and Chief Executive Officer.

For further information, please refer to the public filings of Mikojo Incorporated (formerly known as LG Holding Corporation) at www.sec.gov.

About Mikojo

Mikojo is a provider of Internet search services and technology. Mikojo is implementing advanced technology that it believes will improve the search experience for consumers by providing mechanisms for users to specify search queries that integrate multiple data sources on the Internet. Based in Foster City, California, with offices also located in Los Angeles and Australia, Mikojo has a history of technology innovation in data integration and Internet search.

Forward Looking Statement

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company’s periodic findings with the U.S. Securities and Exchange Commission.

Contact:
Timothy Neher
Chief Financial Officer
O: 650.283.2653
E: tneher@mikojo.com
www.mikojo.com